UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2010

BLUELINX HOLDINGS INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32383	77-0627356
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Wildwood Parkway, Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 953-7000

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2010, the Compensation Committee (the “Committee”) of the BlueLinx Holdings Inc. (the “Company”) Board of Directors approved the financial criteria used in establishing bonus and award grants for fiscal 2010 under the Company’s short-term cash incentive plan (the “Short Term Incentive Plan”) for certain of the Company’s executive officers, including the Company’s named executive officers.

Under the Company’s Short-Term Incentive Plan, an annual bonus pool is established and funded based solely on performance as measured against established strategic, operational and/or financial goals at different levels of the Company’s operating structure. In general, the bonus pool is allocated to each participant based on the participant’s “target bonus percentage” (a percentage of such participant’s current compensation) and the extent to which the Company and/or such participant’s operating group(s) meets the established strategic, operational and/or financial goals. Each of the named executive officers is a participant in the Short-Term Incentive Plan, and each of their bonuses are subject to adjustment by the Committee, in its discretion, based on the officer’s individual performance and contribution to the Company.

Each of the named executive officer’s target bonus percentages for fiscal 2010 remained unchanged from the fiscal 2009 targets listed below (such persons are determined by reference to the Company’s most recent filing with the Commission that required disclosure pursuant to Item 402(c) of Regulation S-K).

George R. Judd

100% of base salary

H. Douglas Goforth
65% of base salary
Dean A. Adelman
50% of base salary

The Committee established corporate earnings before interest, tax, depreciation and amortization (EBITDA) as the financial performance metric for the Short Term Incentive Plan in fiscal 2010.

The foregoing summary of the Company’s Short Term Incentive Plan is qualified in its entirety by reference to the full text of the Short Term Incentive Plan, the form of which is filed as Exhibit 10.1 on the Company’s Form 8-K filed with the Commission on February 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUELINX HOLDINGS INC.

By: /s/ Matthew R. Nozemack
Matthew R. Nozemack
Secretary

Dated: February 22, 2010